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                                                                      Exhibit 99



                CBS CORPORATION AND KING WORLD PRODUCTIONS, INC.
                                 ANNOUNCE MERGER

    STOCK MERGER UNITES WORLD'S LARGEST PURE-PLAY MEDIA COMPANY WITH LEADING
            SUPPLIER OF FIRST-RUN SYNDICATED TELEVISION PROGRAMMING


         NEW YORK and LOS ANGELES, April 1 -- CBS Corporation (NYSE:CBS) and King World Productions, Inc. (NYSE:KWP), distributor of "The Oprah Winfrey Show," "Wheel of Fortune," "Jeopardy!" and "Hollywood Squares," have entered into a definitive merger agreement in which CBS will issue approximately $2.5 billion in CBS common stock. The announcement was made today by Mel Karmazin, President and Chief Executive Officer, CBS Corporation, and Roger King, Chairman of the Board, King World Productions, Inc.

         Under the terms of the agreement, King World shareholders will receive
0.81 shares of CBS common stock for each share of King World common stock. On a diluted basis, there are approximately 74 million shares of King World common stock outstanding. Closing is expected in mid-1999, following the satisfaction of certain closing conditions, including the expiration of the Hart-Scott-Rodino waiting period and the approval of King World shareholders. The merger has been unanimously approved by the Boards of Directors of CBS and King World, and members of the King family holding approximately 18% of the King World voting shares have agreed to vote for the merger.

         "This is a wonderful opportunity for CBS," Karmazin said. "We enjoy leadership positions in each segment of our business, and with this transaction, CBS rises to preeminence in syndication. The combination is also highly complementary with our 14 major market television stations and, over time, will provide them with terrific, new syndicated programming. Moreover, it is immediately accretive to our free cash flow. Roger and Michael King have built King World into the dynamic company it is today, and we look forward to having it become part of CBS as we continue to build one of the premier media companies in the world."

         "We are thrilled to welcome King World and its unparalleled programming assets to the CBS family," said Leslie Moonves, President and Chief Executive Officer, CBS Television. "`Oprah,' `Wheel' and `Jeopardy' are the crown jewels of syndication, and King World is the undisputed leader in developing, producing and distributing top-quality, long-running programming for the syndication market."

         "We are delighted to be joining CBS," said Roger King. "Mel, Les and the CBS team have already built an incredible media company, and the addition of King World makes it even stronger. We have considered many strategic options over the last several years and this merger is by far the most attractive. With King World in the fold, CBS will be even better positioned to meet the increasing competitive challenges of the future."

          "This is a great day for our shareholders, our family and all of the people at King World," added Michael King, Vice Chairman and Chief Executive Officer of King World. "After growing King World into the leading television syndication company, we believe this is the appropriate time to add our resources and expertise to CBS. This combination greatly enhances one of the most dynamic media companies in the world."


                                     (Over)
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CBS Corporation...2

         Upon closing of the transaction, Roger and Michael King, who will continue in their current positions at King World, will report to Moonves. EYEMARK Entertainment, CBS's existing domestic distribution arm led by Ed Wilson, who also reports to Moonves, will operate independently of King World, giving CBS two of the industry's leading syndication companies. EYEMARK is currently in the midst of a highly successful off-network sales campaign for "Everybody Loves Raymond" and also distributes in first run "Martha Stewart Living" and "Pensacola: Wings of Gold," among others.

         CBS Corporation, the world's largest pure-play media company, is comprised of the CBS Television Network, with programming operations in Entertainment, News, Sports, Syndication and New Media -- including CBS.com and Country.com, as well as stakes in SportsLine USA, Inc. and MarketWatch.com, Inc.; the CBS Television Stations Division, with 14 CBS Owned television stations, seven of which are in the Top 10 markets; CBS Cable, with two country networks, The Nashville Network and Country Music Television, and two regional sports channels; and more than an 80% stake in Infinity Broadcasting Corporation, which includes 160 radio stations and TDI, the Company's outdoor advertising business.

         King World Productions, Inc. is the leading supplier of first-run syndicated television programming, including "Wheel of Fortune" and "Jeopardy!" (each produced by Columbia TriStar Television, a Sony Pictures Entertainment company) and "The Oprah Winfrey Show" (produced by Harpo Productions, Inc.), the three highest rated strips in first-run syndication. The company produces and distributes "Inside Edition," syndication's highest rated general interest news magazine, and distributes "Mr. Food" and a library of feature films and television programs. In September 1998, King World began co-producing with Columbia TriStar Television and distributing "Hollywood Squares," and co-producing with Full Moon & High Tide Productions, a company controlled by Roseanne, and distributing "The Roseanne Show." The company also plans to co-produce "The Martin Short Show," which is expected to be launched in Fall 1999. King World Media Sales sells national advertising time in King World and other television programming. Another subsidiary, King World Direct, is a worldwide, full-service, direct marketing company.


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Contacts:   Dana McClintock                  Adam Miller
            CBS Corporation                  Abernathy MacGregor Frank
            212/975-1077                     212/371-5999 (for King World)

            Chris Ender                      Randi Cone
            CBS Television                   King World
            323/575-2021                     212/541-0212